Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Annual Report on Form 10-K for the year ended December 31, 2011 of our report dated April 14, 2011, which appears on page 69 of this Annual Report on Form 10-K and includes an explanatory paragraph regarding a going concern uncertainty for the year ended December 31, 2010.

/s/ Burton McCumber & Cortez, L.L.P.

BURTON McCUMBER & CORTEZ, L.L.P.

Brownsville, Texas

March 30, 2012